Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2017 Fourth Quarter and Full Year Results

  Reported sales for the fourth quarter of 2017 increased 18% to a record $1,431 million; adjusted sales were $1,430 million, up 17%, a majority from organic growth
  Fourth quarter 2017 reported net income was $0.49 per diluted share; adjusted net income for the same period was $1.47 per diluted share, in-line with expectations and up 25% over the prior year
  Full year 2017 reported net income was $2.69 per diluted share; adjusted net income for the same period was $4.85 per diluted share, in-line with previously issued guidance. Reported and adjusted sales for the full year of 2017 increased 20% to $5,428 million
  Total 2017 dealer inventory was up 1% year-over-year; ORV dealer inventory was down 6%
  Polaris announced guidance for the full year 2018. Adjusted net income is expected to be in the range of $6.00 to $6.20 per diluted share with adjusted sales for the full year 2018 expected in the range of up 3% to 5%
  Polaris updated its long-term strategic goals and objectives emphasizing top-line growth and margin expansion. Sales are anticipated to grow at greater than 5% compounded annually and net income is expected to increase at a greater than 15% compounded annual growth rate through 2022 on an adjusted basis

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--January 30, 2018--Polaris Industries Inc. (NYSE: PII) today reported record fourth quarter 2017 sales of $1,431 million, up 18 percent from $1,218 million for the fourth quarter of 2016. Adjusted sales for the fourth quarter of 2017 were $1,430 million, up 17 percent from the prior year period. The Company reported fourth quarter 2017 net income of $31 million, or $0.49 per diluted share, compared with net income of $63 million, or $0.97 per diluted share, for the 2016 fourth quarter. The reported net income includes costs related to the wind down of Victory® Motorcycles, Transamerican Auto Parts ("TAP") integration costs, restructuring and realignment costs and impacts from U.S. tax reform. Adjusted net income for the quarter ended December 31, 2017, excluding these costs, was $95 million, or $1.47 per diluted share.

“I am proud of the Polaris team and excited to see their dedication and hard work pay off as we returned the company to sustainable profitable growth in 2017. Indian Motorcycles® massively outperformed the Motorcycle industry, building on its existing momentum with a flood of product news and a very successful year on the race track. We accelerated North American demand for side-by-sides throughout the year led by strong retail sales of RANGER® and Polaris GENERAL™ along with increased international sales growth in all regions outside North America. Additionally, we made significant investments and improvements in our people, processes, product innovation and quality, which led to notable execution improvements in our Off-Road Vehicle business, marked progress on the TAP integration, and a substantial upgrade of our quality control systems and infrastructure,” commented Scott Wine, Chairman and Chief Executive Officer of Polaris Industries.

“Between strong demand and our intense focus on delivering high quality products, in the fourth quarter we experienced some delays in getting certain model year 2018 Off-Road vehicles into showrooms, which ultimately affected our North American retail sales velocity. We are implementing corrective actions to ensure our dealers have the appropriate mix of inventory on hand as we approach the upcoming peak retail selling season," continued Wine.

“Looking forward, I could not be more excited about the momentum we have built. Dealer inventory is approaching optimal levels, our delivery issues are being addressed, and our product innovation, which continues to resonate well with consumers, will receive an added boost from increased engineering spend. Furthermore, today we are unveiling our revised strategic framework, reaffirming our dedication to bolstering our market leadership position through a focus on superior productivity, safety, quality, and customer service. These updated goals and objectives emphasize top-line growth and margin expansion, which translates to greater than five percent compound annual sales growth and 15 percent compound annual net income growth over the next five years. The entire Polaris team is energized and committed to being the Best in Powersports Plus, growing adjacencies and global markets while simultaneously improving the safety and quality of our products. Ultimately we are striving to build a productivity powerhouse, driving accelerated earnings leverage and asset utilization, that delivers consistently increasing value for our stakeholders,” Wine concluded.

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, were $994 million for the fourth quarter of 2017, up 13 percent over $881 million for the fourth quarter of 2016 driven primarily by improved side-by-side shipments. PG&A sales for ORV and Snowmobiles combined, increased nine percent in the 2017 fourth quarter compared to the fourth quarter last year. Gross profit increased 11 percent to $279 million, or 28.0 percent of sales, in the fourth quarter of 2017, compared to $252 million, or 28.6 percent of sales, in the fourth quarter of 2016. Gross profit percentage decreased primarily due to higher warranty and negative product mix offset somewhat by lower promotional costs.

ORV wholegood sales for the fourth quarter of 2017 increased 14 percent primarily driven by strong RZR® and RANGER shipments. Polaris North American ORV unit retail sales for the fourth quarter of 2017 were down low-single digits percent from the 2016 fourth quarter, with side-by-side vehicles down low-single digits percent and ATVs flat. The North American ORV industry was up low-single digits percent compared to the fourth quarter last year. ORV dealer inventory was down 6 percent in the 2017 fourth quarter compared to the same period last year.

Snowmobile wholegood sales in the fourth quarter of 2017 increased 11 percent to $131 million, due to the timing of shipments. Polaris snowmobile retail sales were down low double digits percent during the fourth quarter due to low snowfall levels across the snowbelt regions in North America.

Motorcycle segment sales, including PG&A, totaled $103 million, a decrease of two percent compared to $104 million reported in the fourth quarter of 2016 which included $25 million of Victory Motorcycle wholegood, accessory and apparel sales. Indian Motorcycles wholegood sales increased in the high-single digit percent range in the fourth quarter, while Slingshot® sales more than doubled. Gross profit for the fourth quarter of 2017 was $5 million compared to $1 million in the fourth quarter of 2016. Adjusted for the Victory Motorcycles wind down costs of $3 million, motorcycle gross profit was $8 million, up from the fourth quarter last year due to higher sales volume for both Indian Motorcycles and Slingshot and lower warranty costs.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, increased about 30 percent during the 2017 fourth quarter. Indian Motorcycle retail sales increased about 17 percent, with both heavyweight and mid-sized motorcycles increasing at similar mid-teens percent levels. Indian Motorcycle continued to gain significant market share for the 2017 fourth quarter and full year on a year-over-year basis. Slingshot's retail sales were up significantly due to improved product availability compared to the fourth quarter last year. Motorcycle industry retail sales, 900cc and above, were down high-single digits percent in the 2017 fourth quarter.

Global Adjacent Markets segment sales along with its PG&A related sales, increased 19 percent to $117 million in the 2017 fourth quarter compared to $98 million in the 2016 fourth quarter. Reported gross profit increased two percent to $30 million, or 25.4 percent of sales, in the fourth quarter of 2017, compared to $29 million, or 29.5 percent of sales, in the fourth quarter of 2016. Adjusted gross profit, excluding the manufacturing realignment costs, increased four percent to $30 million, or 25.8 percent of sales for the fourth quarter 2017. Commercial/Government/Defense group wholegood sales were up 24 percent during the fourth quarter of 2017 primarily due to an increase in sales in the Company's Goupil light-utility business and military sales.

Aftermarket segment sales, which include Transamerican Auto Parts ("TAP"), along with the Company's other aftermarket brands of Klim®, Kolpin®, Pro Armor®, Trail Tech® and 509®, increased 62 percent to $218 million in the 2017 fourth quarter compared to $134 million in the 2016 fourth quarter. TAP sales increased $83 million to $192 million in the fourth quarter of 2017. Gross profit increased significantly to $61 million, or 27.9 percent of sales in fourth quarter of 2017, compared to $28 million, or 20.9 percent of sales, in the fourth quarter of 2016. Adjusted gross profit in Q4 2016 was $37 million, or 27.4 percent of sales, adjusted for a $9 million TAP inventory step-up charge. Sales and gross profit dollars were up primarily due to the addition of TAP for the entire fourth quarter of 2017 as TAP was acquired in November of 2016. TAP sales grew four percent in the fourth quarter of 2017 compared to last year on a proforma basis, had Polaris owned TAP for the full year 2016.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased eight percent for the 2017 fourth quarter. Excluding Victory Motorcycles, all segments and categories increased sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $211 million for the fourth quarter of 2017, up 18 percent, from the same period in 2016. In the fourth quarter, sales in EMEA grew low-twenties percent, Asia Pacific increased high-single digits percent, and Latin America sales rose mid-teens percent.

Gross profit increased 18 percent to $368 million for the fourth quarter of 2017 from $313 million in the fourth quarter of 2016. As a percentage of sales, reported gross profit margin was 25.7 percent of sales for the fourth quarter of both 2017 and 2016. Gross profit for the fourth quarter of 2017 includes the negative impact of $3 million of Victory Motorcycles wind down costs and $2 million of realignment costs. Excluding these items, fourth quarter 2017 adjusted gross profit was $373 million, or 26.1 percent of sales. For the fourth quarter of 2016 adjusted gross profit of $322 million, or 26.4 percent of sales, excludes the negative impact of a $9 million purchase accounting adjustment related to the TAP acquisition acquired in the 2016 fourth quarter. Gross profit margins on an adjusted basis decreased due to negative product mix, higher incentive compensation expenses and increased commodity costs offset somewhat, by increased volume, lower promotional costs and ongoing gross VIP cost savings.

Operating expenses increased 13 percent for the fourth quarter of 2017 to $264 million from $233 million in the same period in 2016, which included $1 million in Victory Motorcycles wind down costs, $3 million of TAP integration expenses and $9 million of corporate restructuring charges. Excluding these costs, operating expenses increased primarily due to the addition of operating expenses from TAP, higher variable compensation expenses, as well as increased research and development expenses and increased selling and marketing costs related to new products, offset somewhat by lower legal related expenses.

Income from financial services was $19 million for the fourth quarter of 2017, down four percent compared with $19 million for the fourth quarter of 2016. The decrease is attributable to lower income generated from the wholesale portfolio due to the lower dealer inventory levels.

Non-operating other expense (income), net, was $5 million of income for the fourth quarter of 2017, versus $6 million of expense in the fourth quarter of 2016. The change primarily relates to a gain on a sale of Brammo in addition to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the fourth quarter of 2017 was $87 million or 73.3 percent of pretax income compared with $23 million or 26.8 percent of pretax income for the fourth quarter of 2016. The increase in the provision for income taxes as a percent of pretax income is due to the non-cash $55 million write-down of deferred tax assets as a result of the passing of the U.S. tax reform bill in the fourth quarter of 2017.

Financial Position and Cash Flow

Net cash provided by operating activities was $580 million for the year ended December 31, 2017, compared to $572 million for the same period in 2016. The increase in net cash provided by operating activities for the 2017 period was due to the timing of accounts payable and accrued expense payments, somewhat offset by higher factory inventory. Total debt at December 31, 2017, including capital lease obligations and notes payable, was $913 million. The Company’s debt-to-total capital ratio was 49 percent at December 31, 2017, compared to 57 percent a year ago due primarily to repayments on the revolving and term loan facilities. Cash and cash equivalents were $138 million at December 31, 2017, up from $127 million for the same period in 2016.

Share Buyback Activity

During the fourth quarter of 2017, the Company repurchased and retired 13,000 shares of its common stock for $2 million. For the full year ending December 31, 2017, the Company has repurchased and retired 1,028,000 shares of its common stock for $90 million. As of December 31, 2017, the Company has authorization from its Board of Directors to repurchase up to an additional 6.4 million shares of Polaris common stock.

2018 Business Outlook

For full year 2018, the Company expects adjusted net income to be in the range of $6.00 to $6.20 per diluted share, compared with adjusted net income of $4.85 per diluted share for 2017. The 2018 full year guidance takes into account the impact of the corporate tax adjustments included in the recently passed Tax Cuts and Jobs Act by the U.S. Congress. Full year 2018 adjusted sales are anticipated to increase in the range of three percent to five percent over 2017 adjusted sales of $5,428 million.

Vision and Strategy update

Polaris today updated its long-term Strategic Objectives first introduced in 2009. The five major objectives are as follow: being the Best in Powersports Plus, Growth through Adjacencies, Global Market Leadership, making Safety & Quality a Competitive Advantage and becoming a Productivity Powerhouse. These objectives emphasize sales and net income growth which translates into annual sales growth of greater than five percent compounded annually and net income growth of greater than 15 percent compounded annually through 2022 on an adjusted basis.

Wind Down of Victory Motorcycles

Polaris announced on January 9, 2017 its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, anticipated to be in the range of $80 million to $90 million through 2018, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. In 2017, the Company recorded pretax costs of $77 million. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Restructuring and Realignment

Polaris announced on April 24, 2017 that it was making changes to its network to consolidate production of like products and better leverage plant capacity. Changes include discontinuing manufacturing at its plant in Milford, Iowa, and transferring Milford production to existing Polaris facilities in Huntsville, Ala.; Roseau, Minn.; and Anaheim, Calif. Additionally, the Company has transferred fabrication operations for its Pro Armor aftermarket products from its facility in Riverside, Calif., to its Transamerican Auto Parts facility in Chula Vista, Calif. In 2017, the Company incurred costs of $11 million, associated with the manufacturing realignment, and are recorded in the income statement within the respective gross profit and operating expenses. In addition, the Company has recorded restructuring costs totaling $11 million in the 2017 fourth quarter related to realigning and streamlining the Company's sales and service groups. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Use of Non-GAAP Financial Information

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profits, operating expenses, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Fourth Quarter 2017 Earnings Conference Call and Webcast Presentation

Today at 10:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss the 2017 fourth quarter results and expectations for 2018 released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is 5877616.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2017 sales of $5.4 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2018 future sales, shipments, net income, and net income per share, operational initiatives and impact of tax reform are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Sales	$1,431,049	$1,217,789	$5,428,477	$4,516,629
Cost of sales	1,063,237	905,017	4,103,826	3,411,006
Gross profit	367,812	312,772	1,324,651	1,105,623
Operating expenses:
Selling and marketing	116,319	97,423	471,805	342,235
Research and development	62,412	48,870	238,299	185,126
General and administrative	85,198	87,039	331,196	306,442
Total operating expenses	263,929	233,332	1,041,300	833,803
Income from financial services	18,595	19,303	76,306	78,458
Operating income	122,478	98,743	359,657	350,278
Non-operating expense:
Interest expense	7,717	5,601	32,155	16,319
Equity in loss of other affiliates	1,921	1,434	6,760	6,873
Other expense (income), net	(5,137)	6,249	1,951	13,835
Income before income taxes	117,977	85,459	318,791	313,251
Provision for income taxes	86,502	22,878	146,299	100,303
Net income	$31,475	$62,581	$172,492	$212,948

Net income per share:
Basic	$0.50	$0.98	$2.74	$3.31
Diluted	$0.49	$0.97	$2.69	$3.27
Weighted average shares outstanding:
Basic	62,993	63,578	62,916	64,296
Diluted	64,895	64,327	64,180	65,158

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$138,345	$127,325
Trade receivables, net	200,144	174,832
Inventories, net	783,961	746,534
Prepaid expenses and other	101,453	91,636
Income taxes receivable	29,601	50,662
Total current assets	1,253,504	1,190,989
Property and equipment, net	747,189	727,596
Investment in finance affiliate	88,764	94,009
Deferred tax assets	115,511	188,471
Goodwill and other intangible assets, net	780,586	792,979
Other long-term assets	104,039	105,553
Total assets	$3,089,593	$3,099,597
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$47,746	$3,847
Accounts payable	317,377	273,742
Accrued expenses:
Compensation	168,014	122,214
Warranties	123,840	119,274
Sales promotions and incentives	162,298	158,562
Dealer holdback	114,196	117,574
Other	186,103	162,432
Income taxes payable	10,737	2,106
Total current liabilities	1,130,311	959,751
Long term income taxes payable	20,114	26,391
Capital lease obligations	18,351	17,538
Long-term debt	846,915	1,120,525
Deferred tax liabilities	10,128	9,127
Other long-term liabilities	120,398	90,497
Total liabilities	$2,146,217	$2,223,829
Deferred compensation	11,717	8,728
Shareholders’ equity:
Total shareholders’ equity	931,659	867,040
Total liabilities and shareholders’ equity	$3,089,593	$3,099,597

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Years ended December 31,
	2017	2016
Operating Activities:
Net income	$172,492	$212,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191,108	167,512
Noncash compensation	50,054	57,927
Noncash income from financial services	(27,027)	(30,116)
Deferred income taxes	73,614	(26,056)
Excess tax benefits from share-based compensation	—	(3,578)
Impairment charges	25,395	—
Other, net	3,401	13,462
Changes in operating assets and liabilities:
Trade receivables	(17,064)	2,030
Inventories	(26,958)	111,999
Accounts payable	39,516	(62,693)
Accrued expenses	94,557	145,261
Income taxes payable/receivable	23,410	(1,997)
Prepaid expenses and others, net	(22,518)	(14,916)
Net cash provided by operating activities	579,980	571,783
Investing Activities:
Purchase of property and equipment	(184,388)	(209,137)
Investment in finance affiliate, net	32,272	35,179
Investment in other affiliates	(625)	(11,595)
Acquisition and disposal of businesses, net of cash acquired	1,645	(723,705)
Net cash used for investing activities	(151,096)	(909,258)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	2,186,939	3,232,137
Repayments under debt arrangements / capital lease obligations	(2,421,473)	(2,552,760)
Repurchase and retirement of common shares	(90,461)	(245,816)
Cash dividends to shareholders	(145,423)	(140,336)
Proceeds from stock issuances under employee plans	42,738	17,690
Excess tax benefits from share-based compensation	—	3,578
Net cash provided by (used for) financing activities	(427,680)	314,493
Impact of currency exchange rates on cash balances	9,816	(5,042)
Net increase (decrease) in cash and cash equivalents	11,020	(28,024)
Cash and cash equivalents at beginning of period	127,325	155,349
Cash and cash equivalents at end of period	$138,345	$127,325

POLARIS INDUSTRIES INC.
NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended
	December 31,		Years ended December 31,
	2017	2016	2017	2016
Sales	$1,431,049	$1,217,789	$5,428,477	$4,516,629
Victory wind down (1)	(2,364)	—	(1,857)	—
Restructuring & realignment (3)	1,048	—	1,048	—
Adjusted sales	1,429,733	1,217,789	5,427,668	4,516,629

Gross profit	367,812	312,772	1,324,651	1,105,623
Victory wind down (1)	2,874	—	57,844	—
TAP (2)	—	8,803	12,950	8,803
Restructuring & realignment (3)	2,463	—	12,980	—
Adjusted gross profit	373,149	321,575	1,408,425	1,114,426

Income before taxes	117,977	85,459	318,791	313,251
Victory wind down (1)	164	—	77,398	—
TAP (2)	3,463	21,454	26,921	21,454
Restructuring & realignment (3)	11,598	—	22,116	—
Adjusted income before taxes	133,202	106,913	445,226	334,705

Net income	31,475	62,581	172,492	212,948
Victory wind down (1)	(1,012)	—	52,366	—
TAP (2)	2,177	13,515	16,923	13,515
Restructuring & realignment (3)	7,291	—	13,902	—
Tax reform (4)	55,398	—	55,398	—
Adjusted net income (5)	95,329	76,096	311,081	226,463

Diluted EPS	$0.49	$0.97	$2.69	$3.27
Victory wind down (1)	(0.02)	—	0.82	—
TAP (2)	0.03	0.21	0.26	0.21
Restructuring & realignment (3)	0.11	—	0.22	—
Tax reform (4)	0.86	—	0.86	—
Adjusted EPS (5)	$1.47	$1.18	$4.85	$3.48

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP integration expenses
(3) Represents adjustments for corporate restructuring and network realignment costs
(4) Represents an adjustment for impacts of a charge in its income tax provision due to the remeasurement of its deferred income tax positions at the new corporate income tax rate of 23.8 percent (from 37.1 percent)
(5) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items and the tax reform related changes noted in Item 4
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.
NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
SEGMENT SALES
ORV/Snow segment sales	$993,750	$880,905	3,570,753	3,283,890
Restructuring & realignment (3)	1,048	—	1,048	—
Adjusted ORV/Snow segment sales	994,798	880,905	3,571,801	3,283,890

Motorcycles segment sales	102,723	104,331	576,068	699,171
Victory wind down (1)	(2,364)	—	(1,857)	—
Adjusted Motorcycles segment sales	100,359	104,331	574,211	699,171

Global Adjacent Markets (GAM) segment sales	116,612	98,384	396,764	341,937
No adjustment	—	—	—	—
Adjusted GAM segment sales	116,612	98,384	396,764	341,937

Aftermarket segment sales	217,964	134,169	884,892	191,631
No adjustment	—	—	—	—
Adjusted Aftermarket sales	217,964	134,169	884,892	191,631

Total sales	1,431,049	1,217,789	5,428,477	4,516,629
Total adjustments	(1,316)	—	(809)	—
Adjusted total sales	$1,429,733	$1,217,789	$5,427,668	$4,516,629

SEGMENT GROSS PROFIT
ORV/Snow segment gross profit	$278,544	$251,521	$1,054,557	$907,597
Restructuring & realignment (3)	1,048	—	1,048	—
Adjusted ORV/Snow segment gross profit	279,592	251,521	1,055,605	907,597

Motorcycles segment gross profit	5,108	1,063	16,697	87,538
Victory wind down (1)	2,874	—	57,844	—
Adjusted Motorcycles segment gross profit	7,982	1,063	74,541	87,538

Global Adjacent Markets (GAM) segment gross profit	29,623	28,986	94,920	95,149
Restructuring & realignment (3)	415	—	10,932	—
Adjusted GAM segment gross profit	30,038	28,986	105,852	95,149

Aftermarket segment gross profit	60,777	28,017	225,498	46,289
TAP (2)	—	8,803	12,950	8,803
Adjusted Aftermarket segment gross profit	60,777	36,820	238,448	55,092

Corporate segment gross profit	(6,240)	3,185	(67,021)	(30,950)
Restructuring & realignment (4)	1,000	—	1,000	—
Adjusted Corporate segment gross profit	(5,240)	3,185	(66,021)	(30,950)

Total gross profit	367,812	312,772	1,324,651	1,105,623
Total adjustments	5,337	8,803	83,774	8,803
Adjusted total gross profit	$373,149	$321,575	$1,408,425	$1,114,426

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP acquisition inventory step-up expenses
(3) Represents adjustments for network realignment costs
(4) Represents adjustments for costs related to supply chain transformation
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.
NON-GAAP ADJUSTMENTS TO FULL YEAR 2018 GUIDANCE

2018 Adjusted Guidance: 2018 guidance excludes the pre-tax effect of acquisition integration costs of approx. $10 million, supply chain transformation costs of approx. $10 million to $20 million and the remaining impacts associated with the Victory wind down which is estimated to be in the range of $5 million to $10 million. 2018 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down that are difficult to predict in advance in order to include in a GAAP estimate.

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